EXHIBIT 99.1

HARDINGE INC.	Contact:
One Hardinge Drive	Charles R. Trego, Jr., SVP & CFO
Elmira, N.Y. 14902	(607) 378-4202

Hardinge Increases Earnings by 99% over Second Quarter 2006

Performance Highlights Compared to Second Quarter 2006:

•                  Net sales increased 14.3% to $89.7 million

•                  Net income increased 99.0% to $6.0 million

•                  Diluted Earnings per share up 67.6% to $0.57

•                  Operating margin of 9.6% up from 6.8%

•                  Debt to total capitalization decreased from 34.8% to 10.2%

•                  Interest expense reduced 45.5% to $0.7 million

ELMIRA, N.Y. — August 9, 2007 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced material-cutting solutions, generated increases in net sales, net income and EPS during the second quarter of 2007, compared to the same quarter in 2006.

The company produced net income of $6.0 million during the second quarter of 2007, or $0.57 per diluted share, compared to the $3.0 million, or $0.34 per diluted share, it earned in the second quarter of 2006.  There were 1.8 million more weighted average shares outstanding in 2007, following the company’s secondary stock offering, completed in April 2007.  Net income for the first six months of 2007 was $11.3 million, or $1.18 per diluted share, compared to $5.0 million, or $0.56 per diluted share, for the first six months of 2006.

Hardinge grew net sales by 14.3% in the second quarter of 2007 to $89.7 million, compared to the $78.5 million it sold in the year-ago quarter.  Its net sales for the first six months of 2007 rose by 14.8% to $176.7 million, compared to $154.0 million in the first six months of 2006.

“Hardinge once again produced solid growth in sales, margins and earnings in the second quarter compared to the same period last year,” said J. Patrick Ervin, Chairman, President and Chief Executive Officer.  “From an orders perspective, strong growth in European and Chinese orders was offset by softness in the North American region, coupled with non-repeating orders for specialty grinding products in ‘Asia & Other.’ In addition to our strong financial performance, we raised $55.9 million in new capital during the quarter through a successful follow-on stock offering, positioning Hardinge to continue building upon its strong global manufacturing and sales presence.”

The following table summarizes orders by geographical region for the three and six months ended June 30, 2007 compared to the same periods in 2006:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	(U.S. dollars in thousands)
Orders from Customers in:	2007	2006	% Change	2007	2006	% Change
North America	$25,014	$34,075	(26.6)%	$59,009	$63,182	(6.6)%
Europe	40,455	32,000	26.4%	85,808	64,605	32.8%
Asia & Other	20,539	26,308	(21.9)%	36,759	41,326	(11.1)%
	$86,008	$92,383	(6.9)%	$181,576	$169,113	7.4%

North American orders decreased due to lower market demand for machine tools as well as the company’s decision to terminate several distributors as part of a restructuring process of our North American sales channels.  Although our restructuring actions affected second quarter orders by approximately $3 million and year-to-date orders by about $5 million, we are confident that these changes will strengthen our long-term competitive position in North America.  We continue to evaluate and work with our current worldwide distribution partners to make sure the business strategies, product offerings and operational performance are acceptable to both parties.  If necessary, additional changes to our distribution network throughout the world will be made to ensure Hardinge has the best opportunity to partner with our customers to grow our business. European orders increased mainly due to continued strong market demand throughout the region, especially for grinding product lines.  The decrease in “Asia & Other” orders was primarily due to unusually large orders in the second quarter of 2006 for high-end grinding machines. The Chinese markets remained robust, producing an order increase of 27%.

The following table summarizes the Company’s net sales by geographical region for the three and six  month periods ended June 30, 2007 and 2006, respectively:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	(U.S. dollars in thousands)
Net Sales to Customers in:	2007	2006	% Change	2007	2006	% Change
North America	$32,813	$28,246	16.2%	$60,593	$57,427	5.5%
Europe	38,381	31,687	21.1%	79,644	60,908	30.8%
Asia & Other	18,516	18,585	(0.4)%	36,439	35,619	2.3%
	$89,710	$78,518	14.3%	$176,676	$153,954	14.8%

Hardinge grew North American sales primarily through the increased sales of lathe product. Sales in Europe increased as a result of strong machine tool market growth, specifically for the company’s grinding products.  Sales in “Asia & Other” were flat, reflecting a 25% increase in Asia which was offset by a 65% decrease in “Other” in the current quarter. On a year-to-date basis, sales in the “Other” category were down 48% compared to the same period last year. These decreases were driven by the lower shipments of specialty grinding machines.

The strengthening of foreign currencies relative to the U.S. dollar caused a favorable impact of $1.7 million and $5.0 million on net sales for the three and six months ended June 30, 2007, compared to the same periods in 2006.

Gross profit was $29.3 million, or 32.6% of net sales, compared to $23.6 million, or 30.0% of net sales,

in the second quarter of 2006.  For the first six months of 2007, gross profit was $57.3 million, or 32.4% of net sales compared to $46.5 million, or 30.2% of net sales, for the first six months of 2006.  These increases are mainly due to higher sales, with the gross profit margin increases stemming from changes in channel and product mix.  Stronger foreign currencies relative to the U.S. dollar favorably impacted gross profit by $0.6 million and $1.5 million during the three and six months ended June 30, 2007, compared to the same periods in 2006.

Selling, general and administrative (SG&A) expenses were $20.6 million, or 23.0% of net sales, for the three months ended June 30, 2007.  This represents an increase of $2.3 million, or 13%, compared to $18.3 million, or 23.3% of net sales, for the year-ago quarter.  SG&A expenses were $39.6 million, or 22.4% of net sales, for the six months ended June 30, 2007, compared to $37.5 million, or 24.4% of net sales, during the first half of 2006.  The $2.1 million increase in SG&A during the first six months of 2007 is also mainly due to stronger foreign currencies, which had an unfavorable impact of $1.2 million.

Net interest expense was $0.7 million and $2.0 million, respectively, for the three and six month periods ended June 30, 2007 compared to $1.3 million and $2.3 million for the same periods in 2006.  This decrease was achieved mainly by reducing the company’s long-term debt, attained via the net proceeds of its $55.9 million common stock offering, detailed below.

The provision for income taxes was $2.0 million and $4.4 million for the three and six months ended June 30, 2007, compared to $1.0 million and $1.7 million for the same periods in 2006.  The effective tax rate was 25.2% and 27.8% for the three and six months ended June 30, 2007, compared to 25.8% and 25.7% for the comparative 2006 timeframes.  Each quarter, the company develops an estimate of its full-year tax rate based upon anticipated annual results, and makes an adjustment, if required, to its year-to-date income tax expense to reflect its full-year anticipated effective tax rate.  Hardinge expects the 2007 rate to be in the range of 26% to 28%.

In addition to the company’s strong financial results during the quarter, there were a number of other notable accomplishments:

Follow-On Stock Offering

On April 25, 2007, the company completed a public offering of 2,553,000 shares of common stock, including a 333,000-share over-allotment option exercised in full, with net proceeds of approximately $55.9 million.  Hardinge used these funds to repay debt under its U.S. overdraft and revolving line of credit facilities.  On June 30, 2007, Hardinge had 11,449,137 shares of common stock outstanding.

Russell Index Inclusion

Hardinge also announced on June 28, 2007, that its common stock was selected for inclusion in both the Russell 2000® and Russell 3000® indices.  Inclusion in these indices typically results in elevated investor awareness of a company’s stock.  The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies, based on total market capitalization.  The Russell 2000 Index is intended to provide a comprehensive and unbiased small-cap barometer, and includes the smallest 2000 securities in the Russell 3000.  Hardinge is also included in the Russell Microcap Index, which includes the smallest 1,000 securities in the small-cap Russell 2000 Index, plus the next 1,000 securities.

Analyst Coverage

During April, Jefferies & Company, which acted as the underwriter and book-running manager for the Company’s follow-on stock offering, issued its first securities analyst report on Hardinge.  In addition, just after the conclusion of the second quarter, Thomas Weisel Partners also issued its first Hardinge analyst report.  Then on July 9, 2007, Singular Research, an independent research firm specializing in small- and micro-cap stocks, issued a press release indicating that it had also produced research on Hardinge for use by institutional money managers and hedge funds.

“We are very pleased that the investment community is taking greater notice of Hardinge, which is a goal we’ve collectively been working toward for some time now,” Mr. Ervin continued.  “We look forward to capitalizing on the momentum we’ve achieved in this area, and hope to gain additional analysts who see opportunity in the global machine tool industry.”

Company Receives Safety Award

During April, Hardinge received a rarely conferred safety award from Liberty Mutual Insurance for achieving one million hours worked in its Elmira facility without an injury-related, lost-time day from October 2005 through August 2006.  According to a representative of Liberty Mutual, this is the highest recognition which they provide to customers related to safe operating performance.

Dividend Declared

The company’s Board of Directors declared today a cash dividend of $0.05 per share on Hardinge common stock, payable on September 10, 2007 to shareholders of record as of September 3, 2007.

Investor Conference Call Today

Hardinge will host a conference call at 11:00 a.m. (Eastern) today to provide additional detail related to second quarter performance.  The call can be accessed by dialing 1-866-838-2057, or via the internet live at http://videonewswire.com/event.asp?id=40999.  It may also be accessed in replay form within the “Investor Relations” section at the Company’s website, www.hardinge.com, where it will be posted for one full year.  Investors may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 218099.  This recording will be available throughout the third quarter, ending September 30, 2007.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The company’s products are distributed to most of the industrialized markets around the world and, in 2006, more than 60% of sales were from outside of North America.  Hardinge has a diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The company has manufacturing operations in the United States and Switzerland, and assembly operations in Taiwan, China and the United Kingdom.  Hardinge’s common stock trades on the Nasdaq Global Select MarketSM under the symbol, “HDNG.”  For more information, please visit www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements.  The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash	$9,962	$6,762
Accounts receivable, net	74,435	73,149
Notes receivable, net	3,389	4,930
Inventories, net	152,468	132,834
Deferred income tax	743	747
Prepaid expenses	9,961	9,216
Total current assets	250,958	227,638

Property, plant and equipment:
Property, plant and equipment	177,741	176,754
Less accumulated depreciation	116,565	112,702
Net property, plant and equipment	61,176	64,052

Other assets:
Notes receivable, net	1,683	1,983
Deferred income taxes	101	246
Other intangible assets	11,524	11,849
Goodwill	21,879	19,110
Other long-term assets	1,941	5,782
	37,128	38,970

Total assets	$349,262	$330,660

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands Except Share Data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$32,189	$31,462
Notes payable to bank	4,047	4,525
Accrued expenses	24,732	22,542
Accrued income taxes	4,764	3,640
Deferred income taxes	3,016	2,717
Current portion of long-term debt	5,757	5,758
Total current liabilities	74,505	70,644

Other liabilities:
Long-term debt	15,657	67,578
Accrued pension expense	26,978	26,814
Deferred income taxes	1,761	1,673
Accrued postretirement benefits	2,199	2,414
Other liabilities	4,577	4,428
	51,172	102,907
Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued - none
Common stock, $.01 par value:
Authorized shares - 20,000,000;
Issued shares — 12,472,992 at June 30, 2007 and 9,919,992 at December 31, 2006	125	99
Additional paid-in capital	115,016	59,741
Retained earnings	126,367	116,438
Treasury shares — 1,023,855 at June 30, 2007 and 1,083,117 shares at December 31, 2006.	(13,070)	(13,916)
Accumulated other comprehensive loss	(4,853)	(5,253)
Total shareholders’ equity	223,585	157,109

Total liabilities and shareholders’ equity	$349,262	$330,660

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$89,710	$78,518	$176,676	$153,954
Cost of sales	60,423	54,932	119,409	107,465
Gross profit	29,287	23,586	57,267	46,489

Selling, general and administrative expenses	20,634	18,279	39,626	37,540
Income from operations	8,653	5,307	17,641	8,949

Interest expense	714	1,311	2,083	2,457
Interest (income)	(55)	(58)	(108)	(180)
Income before income taxes	7,994	4,054	15,666	6,672

Income taxes	2,011	1,047	4,358	1,718
Net income	$5,983	$3,007	$11,308	$4,954

Per share data:

Basic earnings per share:	$0.57	$0.34	$1.19	$0.57
Weighted average number of common shares outstanding	10,502	8,765	9,522	8,766

Diluted earnings per share:	$0.57	$0.34	$1.18	$0.56
Weighted average number of common shares outstanding	10,575	8,807	9,595	8,801

Cash dividends declared per share	$0.05	$0.03	$0.10	$0.06

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended
	June 30,
	2007	2006
	(Unaudited)	(Unaudited)

Operating activities
Net income	$11,308	$4,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,972	4,731
Provision for deferred income taxes	548	127
Unrealized foreign currency transaction (gain)	(1,188)	(319)
Changes in operating assets and liabilities:
Accounts receivable	(491)	2,402
Notes receivable	1,877	855
Inventories	(19,022)	(4,376)
Prepaids/other assets	1,092	(4,478)
Accounts payable	512	835
Accrued expenses	2,763	(4,150)
Accrued postretirement benefits	(215)	(205)
Net cash provided by operating activities	2,156	376

Investing activities
Capital expenditures	(1,524)	(1,967)
Purchase of Bridgeport kneemill technical information	—	(5,000)
Purchase of minority interest in Hardinge Taiwan	—	(110)
Purchase of U-Sung Co., Ltd.	—	(5,071)
Purchase of Canadian entity net of cash acquired	(232)	—
Net cash (used in) investing activities	(1,756)	(12,148)

Financing activities
(Decrease) increase in short-term notes payable to bank	(205)	5,921
(Decrease) increase in long-term debt	(52,134)	6,298
Net proceeds from issuance of common stock	55,946	—
Net sales (purchases) of treasury stock	62	(332)
Dividends paid	(1,017)	(531)
Net cash provided by financing activities	2,652	11,356

Effect of exchange rate changes on cash	148	363
Net increase (decrease) in cash	3,200	(53)

Cash at beginning of period	6,762	6,552

Cash at end of period	$9,962	$6,499